Exhibit 10.1

FORM OF NON-STATUTORY STOCK OPTION AGREEMENT
FOR AUTOMATIC GRANT TO NON-EMPLOYEE DIRECTOR

THIS AGREEMENT is entered into and effective as of the       day of                 ,           (the “Date of Grant”), by and between Marten Transport, Ltd., a Delaware corporation (the “Company”), and               (the “Optionee”).

A.            The Company has adopted the Marten Transport, Ltd. 1995 Stock Incentive Plan (the “Plan”) providing for the grant to non-employee directors of the Company of certain options to purchase shares of common stock of the Company.

B.            On January 29, 1998, the Board of Directors of the Company resolved to automatically grant options to purchase up to 5,625 shares of common stock to non-employee directors; and further resolved that such options are to be granted effective upon the annual election to the Board of Directors of the non-employee directors, and are to be exercisable at the fair market value of the Company’s common stock on the date of such election.

C.            The Optionee was, at the Company’s annual meeting of shareholders, which was held on the Date of Grant, elected as a non-employee director of the Company entitled to the benefit of the automatic grant provisions of the Plan.

Accordingly, the parties agree as follows:

ARTICLE 1
GRANT OF OPTION

The Company hereby grants to the Optionee the right, privilege, and option (the “Option”) to purchase Five Thousand Six Hundred Twenty-Five (5,625) shares (the “Option Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), pursuant to the terms of Section 6 of the Plan and subject to the conditions hereinafter set forth and as set forth in the Plan.  The Option is not intended to be an “incentive stock option,” as that term is used in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

ARTICLE 2
OPTION EXERCISE PRICE

The per share price to be paid by Optionee in the event of an exercise of the Option will be $        .

ARTICLE 3
DURATION OF OPTION AND TIME OF EXERCISE

3.1                                 Vesting and Duration of Options.  The Option will be exercisable, in its entirety, on the Date of Grant.  The rights to exercise this Option will remain exercisable through, and will become void and expire as to all unexercised Option shares, at 5:00 p.m. (Mondovi, Wisconsin time) on         ,        (the “Time of Termination”), provided that in the event of the death of the Optionee, the rights to exercise this Option shall remain exercisable by the Optionee’s heirs or personal representatives through the earlier of (i) the Time of Termination or (ii) the date that is one year following the date of death of the Optionee.

3.2                                 Change in Control.  If a Change in Control (as defined in the Plan) of the Company occurs, the Committee, in its sole discretion and without the consent of the Optionee, may determine that the Optionee will receive, with respect to some or all of the Option Shares, as of the effective date of any such Change in Control of the Company, cash in an amount equal to the excess of the Fair Market Value (as defined in the Plan) of such Option Shares immediately prior to the effective date of such Change in Control of the Company over the option exercise price per share of this Option.

ARTICLE 4
MANNER OF OPTION EXERCISE

4.1                                 Notice.  This Option may be exercised by the Optionee in whole or in part from time to time, subject to the conditions contained in the Plan and in this Agreement, by delivery, in person, by facsimile or electronic transmission or through the mail, to the Company at its principal executive office in Mondovi, Wisconsin (Attention: President), of a written notice of exercise.  Such notice will be in a form satisfactory to the Committee, will identify the Option, will specify the number of Option Shares with respect to which the Option is being exercised, and will be signed by the person or persons so exercising the Option.  Such notice will be accompanied by payment in full of the total purchase price of the Option Shares purchased.  In the event that the Option is being exercised, as provided by the Plan and Section 5 below, by any person or persons other than the Optionee, the notice will be accompanied by appropriate proof of the right of such person or persons to exercise the Option.  As soon as practicable after the effective exercise of the Option, the Optionee will be recorded on the stock transfer books of the Company as the owner of the Option Shares purchased, and the Company will deliver to the Optionee one or more duly issued stock certificates evidencing such ownership.

4.2                                 Payment.  At the time of exercise of this Option, the Optionee will pay the total purchase price of the Option Shares to be purchased entirely in cash (including a check, bank draft or money order, payable to the order of the Company).

ARTICLE 5
NONTRANSFERABILITY

Neither this Option nor the Option Shares acquired upon exercise may be transferred by the Optionee, either voluntarily or involuntarily, or subjected to any lien, directly or indirectly, by operation of law or otherwise, except pursuant to testamentary will or the laws of descent and distribution or as otherwise expressly permitted in the Plan.  Any attempt to transfer or encumber this Option or the Option Shares other than in accordance with this Agreement and the Plan will be null and void and will void this Option.

ARTICLE 6
LIMITATION OF LIABILITY

Nothing in this Agreement will be construed to (a) limit in any way the right of the Company to terminate the employment or service of the Optionee at any time, or (b) be evidence of any agreement or understanding, express or implied, that the Company will retain the Optionee in any particular position, at any particular rate of compensation or for any particular period of time.

ARTICLE 7
WITHHOLDING TAXES

The Company is entitled to (a) withhold and deduct from future wages of the Optionee (or from other amounts which may be due and owing to the Optionee from the Company), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any federal, state or local withholding or employment-related tax requirements attributable to the grant or exercise of this Option or otherwise incurred with respect to this Option, or (b) require the Optionee promptly to remit the amount of such withholding to the Company before acting on the Optionee’s notice of exercise of this Option.  In the event that the Company is unable to withhold such amounts, for whatever reason, the Optionee hereby agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal, state or local law.

ARTICLE 8
ADJUSTMENTS

In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off), or any other change in the corporate structure or shares of the Company, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation), in order to prevent dilution or enlargement of the rights of the Optionee, will make appropriate adjustment (which determination will be conclusive) as to the number, kind and exercise price of securities subject to this Option.

ARTICLE 9
SUBJECT TO PLAN

The Option and the Option Shares granted and issued pursuant to this Agreement have been granted and issued under, and are subject to the terms of, the Plan.  The terms of the Plan are incorporated by reference in this Agreement in their entirety, and the Optionee, by execution of this Agreement, acknowledges having received a copy of the Plan.  The provisions of this Agreement will be interpreted as to be consistent with the Plan, and any ambiguities in this Agreement will be interpreted by reference to the Plan.  In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan will prevail.

ARTICLE 10
MISCELLANEOUS.

10.1                           Binding Effect.  This Agreement will be binding upon the heirs, executors, administrators and successors of the parties to this Agreement.

10.2                           Governing Law.  This Agreement and all rights and obligations under this Agreement will be construed in accordance with the Plan and governed by the laws of the State of Wisconsin.

10.3                           Entire Agreement.  This Agreement and the Plan set forth the entire agreement and understanding of the parties to this Agreement with respect to the grant and exercise of this Option and the administration of the Plan and supersede all prior agreements, arrangements, plans and understandings relating to the grant and exercise of this Option and the administration of the Plan.

10.4                           Amendment and Waiver.  Other than as provided in the Plan, this Agreement may be amended, waived, modified or canceled only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance.

The parties to this Agreement have executed this Agreement effective the day and year first above written.

MARTEN TRANSPORT, LTD.

By

Its

By execution of this Agreement, the Optionee acknowledges having received a copy of the Plan.	OPTIONEE
(Signature)

(Name and Address)